Exhibit 99.6
SUMMARY OF VESTING TERMS FOR 2010 GRANTS TO CHEN, BEARD, CAPELLI,
NATHAN AND ROSS
The Stock Options, Time Vested Restricted Stock and Performance Based Restricted Stock referenced in the February 9, 2010 letter to each of Marty Beard, Steve Capelli, Raj Nathan and Jeff Ross and February 10, 2010 letter to John Chen vest as follows:
Stock Options — Were granted with the closing price on the date of the letter agreement for Mr. Chen (the date of independent Board members’ ratification of Mr. Chen’s compensation) and on February 9, 2010 for the other officers (the date of Compensation Committee approval). Options vest 1/8th of the total option amount six months after the date of grant and the remaining shares vest 1/48th monthly such that the options will vest in full 4 years from the date of grant.
Time Vested Restricted Stock — Was granted with an exercise price equal to $0.00 and shall vest on the date that is 3 years from the grant date (February 10, 2010 for Mr. Chen and February 9, 2010 for the other officers). Restricted stock shall not vest and shall be subject to the Company’s repurchase right if prior to the vesting date the grantee’s continuous status as an employee has terminated (as defined in the Company’s Amended and Restated 2003 Stock Plan).
Performance Based Restricted Stock — Was granted with an exercise price equal to $0.00 per share and shall be earned based on Sybase’s percentage achievement during calendar year 2010 of certain Total Revenue, Return on Invested Capital and Cash Flow from Operations targets approved by the Compensation Committee of the Sybase, Inc. Board of Directors. These restricted stock shares shall not vest and shall be subject to the Company’s repurchase right if prior to the vesting date that is 3 years from the date of grant the grantee’s continuous status as an employee has terminated (as defined in the Company’s Amended and Restated 2003 Stock Plan). The targets are weighted as follows in each grant: Total Revenue 40%, Return on Invested Capital 20% and Cash Flow from Operations 40%. Each target has a vesting ceiling of 120% and a vesting threshold of 80%. If the vesting threshold is achieved for a target the payout is 50%, if the vesting ceiling for a target is achieved, the payout for a target is 200%. From the vesting threshold to 100% achievement and from 100% achievement to the vesting ceiling, the payout is linear.